Exhibit 99.B(8)(a)(5)

AMENDMENT TO

PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated April 11, 1999, by and among AIM Variable Insurance Funds, a Delaware trust; A I M Distributors, Inc., a Delaware corporation, Liberty Life Assurance Company of Boston, a Massachusetts life insurance company, and Liberty Life Distributors LLC, is hereby amended as follows:

Effective December 21, 2007, Liberty Life Distributors LLC merged into “Liberty Life Securities”.  All references to Liberty Life Distributors LLC will hereby be deleted and replaced with “Liberty Life Securities LLC”.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

FUNDS AVAILABLE UNDER THE CONTRACTS

AIM V.I. Capital Appreciation Fund

AIM V.I.  International Growth Fund

AIM V.I. Technology Fund

AIM V.I. Government Securities Fund

SEPARATE ACCOUNTS UTILIZING THE FUNDS

•                  LLAC Variable Account

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

•                  Modified Single Premium Variable Life Contract

•                  Flexible Premium Variable Life Insurance Contract

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective date: December 21, 2007

AIM VARIABLE INSURANCE FUNDS

Attest:	/s/ P. Michelle Grace	By:	/s/ Carolyn L. Gibbs

Name:	P. Michelle Grace	Name:	Carolyn Gibbs

Title:	Assistant Secretary	Title:	Assistant Vice President

A I M DISTRIBUTORS, INC.

Attest:	/s/ P. Michelle Grace	By:	/s/ John S. Cooper

Name:	P. Michelle Grace	Name:	John S. Cooper

Title:	Assistant Secretary	Title:	President

LIBERTY LIFE ASSURANCE COMPANY OF
BOSTON

Attest:	/s/ Kenneth W. Gould, Jr.	By:	/s/ Douglas Wood

Name:	Kenneth W. Gould, Jr.	Name:	Douglas Wood

Title:	Administration Manager	Title:	CFO

LIBERTY LIFE SECURITIES

Attest:	/s/ Kenneth W. Gould, Jr.	By:	/s/ John T. Treece

Name:	Kenneth W. Gould, Jr.	Name:	John T. Treece

Title:	Administration Manager	Title:	President